Exhibit 10.40
DEED OF LEASE
This Deed of Lease is executed at Bangalore on the 1st day of February 2008

BY AND BETWEEN:
SALARPURIA SOFTZONE, a Partnership Firm registered under the provisions of the Indian Partnership Act, 1932, having its registered office at No. 7, Chittaranjan Avenue, Kolkata 700 072, and its regional office at ‘Money Terrace’, No. 100, K. H. Road, Bangalore represented by its Partner Mr. Bijay Kumar Agarwal, hereinafter referred to as the “LESSOR”, which term shall wherever the context permits, mean and include its successors in interest and permitted assigns of FIRST PART;
AND
SPPL PROPERTY MANAGEMENT PRIVATE LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at No.11, Crooked Lane, Kolkata, 700 069 and its Bangalore office at Money Terrace, #100, K.H. Road, Bangalore 560 027, represented herein by its Director Mr. Pradeep Kumar Dhandhania and hereinafter referred to as “MAINTENANCE SERVICE PROVIDER”, which term shall wherever the context permits, mean and include its successors-in-interest and permitted assigns of the SECOND PART;
IN FAVOUR OF
AVENTAIL INFO TECH PRIVATE LIMITED, a company incorporated under the provisions of Companies Act, 1956, having its registered office at 14/3A, Rashrotthana Bhavan, Nrupathunga Road, Opposite Reserve Bank of India, represented herein by its authorized signatory, Robert Selvi, Additional Director hereinafter referred to as the “LESSEE”, which term shall wherever the context permits, mean and include its successors in interest and permitted assigns of the THIRD PART;
The Lessor, Maintenance Service Provider and the Lessee are hereinafter referred to individually as a “Party” and collectively as the “Parties”, as the context may require.
WITNESSES AS FOLLOWS:
WHEREAS:
The Lessor has made the following representations in respect of the office space, which is mentioned herein below:
1.	The Lessor is the owner of the Office Space admeasuring a rentable area of 35,979 sq. ft. comprising the 4th floor of Wing A, Office 1, ‘Salarpuria Softzone‘, Bellandur, Varthur Hobli, Bangalore 560 037.

2.	The Lessor is desirous of giving on lease to the Lessee and the Lessee is desirous of taking on lease from the Lessor, office space ALONG WITH amenities and services inclusive of proportionate share in common areas such as passages, lobbies, lifts, staircases and other areas of common use with 20 (Twenty) earmarked car parking spaces [70% of the car parking spaces shall be covered car parking spaces]. The part of the office space consist of 22,800 sq. ft of fully operational, furnished, plug and play ready and 13,179 sq. ft of partially furnished remaining office space and is more fully described in the Schedule hereunder and shall hereinafter be referred to as the Leased Premises. The Lessor confirms that the Leased Premises is free from encumbrances of any and all kinds whatsoever.
3.	The Maintenance service provider is providing the maintenance services in the said building and for Leased Premises.

4.	Making the above representations, the Lessor has offered to lease the Leased Premises to the Lessee and the Lessee has agreed to take on lease the Leased Premises on terms and conditions hereinafter contained.
NOW THIS DEED WITNESSETH AS FOLLOWS:
I.	GRANT OF LEASE:

Pursuant to the above agreement, in consideration of the rent hereby reserved and of the covenants and conditions herein contained and to be observed and performed on the part of the Lessor and the Lessee, the Lessor hereby grants, conveys and transfers by way of lease to the Lessee, the entire Leased Premises to enjoy the same as a Lessee.

II.	DURATION OF LEASE:
1. Duration:

The duration of lease shall initially be a period of 5 years (initial term) from the Lease commencement date (hereinafter referred to as the DATE OF LEASE). The Lessee shall have the sole option to seek two further extensions of 5 years (extended terms) on/at the terms and conditions stipulated in this Deed. The initial period of 4 years (48 months) during the first period of 5 years (initial term) shall be treated as the lock in period inclusive of last 3 months (46th to 48th month) as the notice period. No lock in period will be applicable for the extended/renewed terms.

2. HANDOVER DATE:

On Lessee approving the design sample of the fit out improvement or signing of this deed, which ever is later, the Lessor will hand over the Leased premises with in 75 calendar days from date of such approval, fully furnished along with fit out ready for plug and play to the Lessee.

3. LEASE COMMENCEMENT DATE / RENT COMMENCEMENT DATE:

The Lessor and the Lessee agree that the Rent Commencement Date is the date on which the Lessor hands over fully furnished premises along with fit out improvements as per the specification of the Lessee. The Lease commencement date is fixed as 01/03 2008 that is 1st March 2008 In case the Lessor does not handover the fully fitted out leased premises to the Lessee on such date, the Rent commencement date shall be deferred to the actual date on which the Lessor hands over the leased premises to the Lessee i.e ...........2008.
Fit out Improvements” means improvements to the Leased Premises as follow:
a)	Interior

b)	False Ceiling

c)	Flooring — Hard & Carpets

d)	Blinds

e)	Modular Systems

f)	Chairs

g)	Internal Electrifications

h)	Air Conditioner (low-side)

i)	Net Working

j)	Fire Detections

k)	Supply of 360 KVA power and connection by BESCOM to the premises;

l)	Supply of 360 KVA DG back up power for the Leased Premises through common shared Diesel Generator including for the High Side Air-conditioning;
It is further agreed that fit out improvement do not include EPABX, Access control system, CCTV system, UPS, all active components such as systems, servers etc, precision Air conditioners; which will be in the Lessee scope.

4. RENEWAL OF LEASE DURATION:

The Lessee, shall, at its option be entitled to renew the lease of Leased Premises for further periods under a separate registered deed, on the same terms and conditions except the office space rental which shall escalate as provided herein and there shall be no escalation on the rent for the car parking for any portion of the initial term and extended/renewed terms
a)	On expiry of the initial 60 (sixty) months period (Initial Term), the Lessee shall be entitled to renew the lease for a further period of 60 (sixty) months (first renewed term) on the terms and conditions contained herein subject to the escalation mentioned above. The initial 60 (sixty) months referred to herein shall commence on the date of lease.

b)	On expiry of the first renewed term, the Lessee shall be entitled to renew the lease for a further period of 60 (sixty) months (second renewed term) on the terms and conditions contained herein subject to the escalation mentioned above.

c)	On the expiry of the second renewed term, the Lessee shall be entitled to renew the lease for further period/s on such terms and conditions as may be mutually agreed upon between the Lessor and the Lessee and in the manner further provided here under.
5. NOTICE FOR RENEWAL OF LEASE DURATION:
For renewal of lease as specified above, the Lessee shall notify the Lessor to that effect, three month/s prior to the expiry of the initial term or the first renewed term of lease as the case may be.
6. LOCK IN PERIOD:
(a) The lease of the Leased Premises shall be subject to a lock in period of the initial 48 (forty-eight) months, from the Date of Lease, comprised in the Initial Term of the lease. No lock in period is applicable for the first renewed term and the second renewed term of this lease. After the first 45 (Forty Five) months of the lock in period, the Lessee may terminate the lease by giving three months advance notice in writing in that behalf to the Lessor and on the expiry of the period of the notice, the Lease shall stand terminated.

(b)Subject to the terms and conditions mentioned herein, if the Lessee terminates the lease during the aforesaid lock in period of 48 (forty eight) months, despite the Lessor fulfilling all their obligations under the lease and [EXCEPT due to occurrence of force majeure events and/or due to breach on the part of the LESSOR in fulfilling any term or condition of this Deed) the Lessee shall be liable to pay to the Lessor the entire rents for the unexpired portion of the lock-in-period.

(c) After the expiry of the above said period of 45 (Forty Five) months (as mentioned in sub-clause a above), the Lessee, if it so desires, will be entitled to terminate these presents at any time during the remaining portion of the initial term or extension thereof without assigning any reasons by giving three months’ advance notice in writing in that behalf to the Lessor.

(d) After the expiry of the period of lease, initial or extended/renewed and the termination of the lease, the Lessee shall quit, vacate and handover quiet, vacant and peaceful possession of the Leased Premises to the Lessor in the same order and condition as they were at the time of entering into these presents (reasonable wear and tear excepted) and against refund of balance security deposit by the Lessor in terms of clause IV below.
III.	RENT:
1.	The rent payable per month from the rent commencement date for the first three years of the initial term of lease of the Leased Premises shall be computed at the following rates:

a)	Office Space admeasuring a rentable area of 35,979 sq.ft. at a monthly rent Rs. 70.42/- per sq. ft. per month amounting to Rs. 25,33,787/- per month (Rupees Twenty Five Lakhs Thirty Three Thousand Seven hundred and Eighty Seven Only) excluding service tax and such other tax as applicable and made payable on the Lease as per notification, rule and enactment of appropriate government. The brief specifications of the warm shell provided by the Lessor in the Leased Premises are more fully described in Annexure A and the brief specifications of the fit out provided for part of the office space amounting to 22,800 sq ft and Partial fit out provided for remaining portion of office space amounting to 13,179 sq ft provided by the Lessor including the Design plans, List of Vendors, are more fully described in Annexure B to this Deed.

b)	Car Parking Rent: 20 car parking spaces at a monthly rent of Rs. 2,500/- per car parking space amounting to Rs. 50,000/- per month (Rupees Fifty Thousand Only) excluding service tax and such other tax as applicable and made payable on the Lease as per notification, rule and enactment of appropriate government.

c)	Total monthly lease rental payable would be a summation of office space rent and Car Parking rent. The total amount payable per month for these items for the first three years of the lease duration shall be Rs. 25,83,787/- (Rupees Twenty Five Lakhs Eighty Three Thousand Seven Hundred and Eighty Seven Only).

2.	ESCALATION OF RENT.

The total monthly office space rent shall be escalated by nine point three seven (9.37%) every three (3) years during the Term of lease. Such escalated rent shall also be referred to as the Rent. However, there shall be no escalation on the Security Deposit and car-parking charges during the initial term, first renewed term and second renewed term.

3.	The Lessee shall pay the rent mentioned in clause 1 (a), (b) and (c) to the Lessor as well as the building maintenance/outgoings to the Maintenance Service Provider from the rent commencement date. The handover date shall not be later than 75 calendar days from the date of approval of design plans by the Lessee or signing of this deed, which ever is later. In case of a delay in handover, the Lessor will be entitled for an additional fifteen (15) days grace period to hand over failing which the Lessee will be entitled for one and half (1 1/2 ) days of rent free period for every day delay in hand over beyond the handover date.
4.	The Lessee shall pay the rent mentioned in clause 1 (a), (b) and (c) to the Lessor as well as the building maintenance/outgoings to the Maintenance Service Provider on a monthly basis, the rent for each month being payable on or before the seventh day of that month. In case of delay in payment of rent, the Lessee shall be liable to pay interest of 15% p.a. on the rent amount due from the due date till the date of actual payment.

5.	Payment of rent shall be subject to deduction of tax at source at rates prescribed by the Income Tax Act, 1961 for which the Lessee shall issue necessary certificates to the Lessor. The Lessee shall also bear the service tax and such other tax on Lease as applicable and payable on the rents and other consideration herein, at rates prescribed by the Government, provided the same is made payable on the Lease as per notification, rule and enactment of appropriate government.
IV.	SECURITY DEPOSIT:
1.	The Lessee shall pay the Lessor an Interest free refundable security deposit amounting to Rs. 2,79,73,670/- (Rupees two crore seventy nine lakh seventy three thousand six hundred and seventy only). The Lessee shall pay the said amount of interest free security deposit as security to ensure the performance of their obligations under this Deed.

2.	The Lessee shall pay the interest free refundable deposit in the following manner:
a)	Within 3 days from the execution of the Deed, the Lessee shall pay to the Lessor part of the above security deposit amounting to INR 1,58,30,760/-(Rupees One Crore Fifty Eight Lakhs Thirty Thousand Seven Hundred and Sixty Only) and the Lessor shall acknowledge in writing the receipt of the above amount.

b)	Within 3 days from the date of the actual handover of the fully fitted out and fully functional Leased Premises to the Lessee, the Lessee shall pay to the Lessor remaining amount of above security deposit amounting to INR

1,21,42,910/- (Rupees One Crore Twenty One Lakhs Forty Two Thousand Nine Hundred and Ten Only) and the Lessor shall acknowledge in writing the receipt of the above amount.
3.	It is clarified that there will be no increase in the security deposit pursuant to escalation in rent either in the initial term or the extended terms.

4.	Subject to the provisions of this Deed, immediately upon the expiry or earlier termination of this Deed as provided in this deed, the Lessor undertakes and agrees, without demur, protest and/or demand, to refund to the Lessee, the amount of Security Deposit refundable to the Lessee simultaneously with the Lessee handing over vacant possession of the Leased Premises. The refund of security deposit shall be made by banker’s cheque drawn in favour of the Lessee and the Lessee shall handover vacant possession of the Leased Premises immediately.

5.	Simultaneously with the repayment of the Security Deposit by the Lessor to the Lessee, the Lessee shall have to pay over to the Lessor, all amounts due and payable by the Lessee to the Lessor, whether on account of arrears of rent, maintenance charges, electricity consumption charges or other dues whatsoever under this Deed by account payee cheque drawn in favour of the Lessor. In the event of default in making such payment of the arrears as mentioned above, the Lessor shall be entitled to deduct the same and repay the balance amount of Security Deposit.

6.	It is hereby expressly agreed that the Lessor shall not be entitled to demand physical vacant possession of the Leased Premises, unless the Lessor refunds in one installment, the amount of the Security Deposit as aforesaid by Banker’s cheque.

7.	If the Lessor fails to refund to the Lessee, the Security Deposit and any other amounts due to the Lessee as aforesaid, the Lessee shall be entitled to remain in occupation and possession of the Leased Premises without any liability to pay rent or any other charges in respect to the Leased Premises, without any interference or disturbance from any person, including but not limited to the Lessor, or any person claiming through, under or in trust for it, until the Lessor refunds to the Lessee in one instalment the security deposit with interest at the rate of 15% p.a. from the date on which Security Deposit became due and payable till the date of payment. The Lessee’s possession of the Leased Premises shall be on the same terms and conditions as mentioned in the Deed of Lease, except as provided for hereinabove. The occupation of the Leased Premises without payment of rent and other charges pursuant to the default on part of the Lessor to pay the Security Deposit shall not constitute a default by the Lessee under the Deed.
8.	The right of the Lessee to remain in rightful occupation shall be without prejudice to the right of the Lessee to take steps to recover the security deposit and any other amount due for refund to the Lessee from the Lessor.

9.	In the event Lessee does not vacate the Leased Premises on the expiry or earlier termination of the Deed of Lease, and the Lessor is ready to refund the entire Deposit, Lessee will be liable to pay to the Lessor a sum equivalent to twice the monthly rent until such time Lessee hands over the vacant possession of the Leased Premises to the Lessor.

10.	The Lessor will not claim any additional amount of security deposit during the Extended/Renewed Term.
V.	COMMON AREA / MAINTENANCE CHARGE AND REPAIRS TO THE PREMISES:
1.	The Lessee agrees to pay a charge towards the maintenance services. The Leased Premises maintenance charge is payable to The Maintenance Service provider.

2.	The Lessee shall pay maintenance charges for the Leased Premises at the rate of Rs.5.50 (Rupees Five decimal fifty paise) per square feet per month amounting to Rs. 1,97,885/- (Rupees One Lakh Ninety Seven Thousand Eighty Hundred and Eighty Five only) per month excluding service tax. Payment of maintenance charges shall be subject to deduction of tax at source at rates prescribed by the Income Tax Act, 1961 for which the Lessee shall issue necessary certificates to the Lessor. The Lessor confirms that the maintenance charges for the current tenants till date has not been charged at lesser than INR 5.50/- per Sq ft. The maintenance charges will be escalated 5% every year of the Term on a yearly cumulative basis on last maintenance charge paid. Maintenance Charges shall be payable monthly to the Maintenance service provider on or before 7th of every month along with payment of Rent as per the Lease Deed.

3.	The maintenance Charges payable shall be inclusive of water and electricity charges for maintenance of the common areas in the Building. The Building, the elevator, and the Leased Premises will remain open and accessible 24 hours a day, 7 days a week, 365 days a year. Maintenance charges also include water consumption by the Lessee in the Leased Premises.

4.	The Scope of Services under the Common Area Maintenance Charge includes:

Operation and Maintenance of common electrical systems, including but not limited to, maintenance of elevators, maintenance of fire protection systems and common area generators, refuse removal, Building security, Building and civil repairs, sanitary and plumbing, cleaning of external façade and curtain glazing, housekeeping for Common Areas, lighting for Common Areas, landscaping, pest control, water consumption. The Scope of Maintenance is more fully set out in Annexure -C attached herein.

5.	The LESSOR shall, at its cost and expense, take care of any major repairs and structural maintenance and capital replacements [related to electrical, mechanical, air-conditioning, plumbing, DG sets, Fire Safety Systems (i.e., smoke detectors, visual and audible devices, etc.)] required in the Building and structural repairs including, but not limited to repairs related to beam cracks, structural portions of the roof, shafts, the foundations of the Building and exterior load-bearing walls of the Building and major leakage.

6.	The Lessor shall respond to the Lessee’s request for repairs within 72 HOURS of the request and ensure that the required repairs are carried out in the normal time taken to undertake such repairs. The Lessor or its representatives shall act carefully and reasonably when exercising any right of access to the Leased Premises for such repair and the Lessor shall ensure that such repairs do not unreasonably interfere with the business of the Lessee to the extent possible.

7.	The Lessee shall permit the Lessor or its authorized agents to enter upon the Leased Premises to carry out repairs at reasonable times during the Lessee’s business hours by giving 48 (Forty eight) hours prior written notice, except in case of emergency wherein the Lessor will give prior intimation to the Lessee, and such repairs shall be performed in the presence of the Lessee’s representative, if the Lessee makes arrangement for deputing its representative.

8.	The Lessee shall keep the Leased Premises in a clean and tidy condition subject to reasonable wear and tear and shall use the Leased Premises for office purpose only.

9.	The Maintenance service provider/LESSOR shall solely be responsible for the provision of the services mentioned in clause 4 above.

10.	In the event of the Maintenance service provider/LESSOR failing to provide the services mentioned herein and such failure subjects persons or property to an immediate risk of harm or causes a delay in or impedes the business operations of the Lessee, the LESSEE shall be entitled at its sole discretion to perform such obligations itself after providing a quotation of the party performing such work for such performance to the Maintenance service provider, and the Maintenance service provider shall reimburse the Lessee for the entire cost of performing such obligations within fifteen (15) Business Days of receipt of an invoice for such costs from Lessee. If Maintenance service provider fails to reimburse Lessee for such costs within the above-mentioned period, Lessee shall have the right to deduct such costs from the next installment(s) of Maintenance Charges payable to Maintenance service provider and the Lessee shall be entitled to recover any balance amount due to the Lessee.
11.	However, before obtaining the aforesaid services from alternate sources the LESSEE shall issue a notice in writing to the Maintenance service provider/LESSOR informing it of the particular services not being provided. If the Maintenance service provider/LESSOR resumes providing the aforesaid services to the reasonable satisfaction of the LESSEE then the LESSEE shall not be entitled to obtain such services from alternate sources. The amount spent by the Lessee for obtaining the aforesaid services from alternate sources shall be at actual. The Lessee is taking on lease the fully operational, furnished, plug and play office space along with amenities and services. Hence, the maintenance services are an integral part of the lease. Though the maintenance services are being provided by the Maintenance Service Provider, it shall be the duty of the Lessor to ensure that the maintenance services are provided and made available to the Lessee without any interruption whatsoever during the entire initial term and renewed terms.

12.	Without prejudice to its other rights and remedies, Maintenance service provider shall be entitled to collect interest at the rate of fifteen percent (15%) per annum on all arrears of the Maintenance Charges payable by Lessee under this Deed from the time the same become due and payable until the actual date of payment. The payment of interest shall not entitle Lessee to default in payment of the Maintenance Charges on the applicable Due Dates.

13.	It is hereby agreed that Lessee shall be responsible for generally maintaining the interiors of the Premises. It is hereby clarified that Lessee shall not be under any obligation to maintain/repair/upkeep any structural elements of the Building.

14.	In the event of Maintenance service provider arranging with any bank or financial institution for the discounting of the Maintenance Charges receivable by it under this Deed, Lessee, upon receipt of written instructions from Maintenance service provider, copies of the mortgage deed or other documents governing such discounting arrangement, and a letter from Maintenance service provider discharging Lessee from paying Maintenance Charges to it if payments are made in favour of such bank or financial institution, will confirm such arrangement to the Lessor in writing and thereafter pay the Maintenance Charges payable under this Deed by cheque drawn in favour of such bank or financial institution, without in any manner creating any obligations whatsoever on the Lessee and in favour of the said bank or financial institution. The said cheque will be issued to the Maintenance Service Provider. Maintenance service provider hereby agrees to indemnify and keep indemnified, Lessee, against any claims in respect thereof. Should the bank or financial institution require any no-objection letter or other such document from Lessee, the same will be issued by Lessee at the cost and expense of Maintenance service provider.
15.	In the event of any failure by Lessee in payment of the Maintenance Charges, Maintenance service provider will notify Lessee of such non-payment and if such payments outstanding are not paid within the notice period, Maintenance service provider will be entitled to stop the services to Lessee. Maintenance service provider will resume the services only on receipt of the amounts outstanding along with interest thereon at the rate of fifteen percent (15%) per annum.

16.	In the event of failure on the part of Lessee to pay consumption charges for raw power for the Leased Premises as payable to BESCOM by the date such charges are due, Maintenance service provider shall be entitled to disconnect raw power supply to the Leased Premises, as applicable.

17.	In the event of any breach in payment of the services charges for the two consecutive months and if the same is not paid within 21 days after notification by Maintenance service provider, Maintenance service provider shall be entitled to discontinue the said services to Lessee till the date of payment. In the event of any breach on the part of Maintenance service provider and if the breach is not rectified within 21 days on such notification by Lessee, the Lessee shall be entitled to stop payment of the proportionate service charges till the services are resumed in terms of this Deed.
VI.	OTHER AMENITIES AND CHARGES

1. BESCOM Power with 100% DG back-up
a)	The Lessor shall provide to the Leased premises with 360 KVA power load @1

KVA/100 Sqft of office space including Power for High Side Air-conditioner through Bangalore Electric Supply Company Limited (hereinafter referred to as ‘BESCOM’).
b)	In case Lessee requires additional power over and above 360 KVA, Lessor shall apply for and if sanctioned provide the same as and when required by Lessee on the Lessee paying a refundable security deposit of Rs.11,500/- (Rupees Eleven Thousand Five Hundred only) per KVA of additional power applied for and sanctioned. The Lessor shall refund to the Lessee at the time of termination of the Deed, 70% of such refundable security deposit along with the Interest Free Refundable Security Deposit to be refunded.

c)	The Lessee shall bear and pay only the electricity charges along with proportionate electric charges for Chillers as per the separate meter provided therein by the Lessor, from the Hand over date.

d)	The Lessor has informed the Lessee that the BESCOM will be providing a single meter to the whole Building and from the said main meter the Lessor has installed sub meters. The Lessor has further informed the Lessee that if any of the tenants or other Lessee of space in the Building fails to pay its dues, the main meter can be disconnected. Hence, in the event of the Lessee failing to pay the amounts due for the electricity, the Lessor may at its discretion under written notice to the Lessee, pay the amounts due under this clause to ensure that the electricity is not disrupted, which will thereby affect the entire Building in which the Leased Premises are situated. The Lessee shall repay/pay the amounts along with interest thereon at fifteen percent (15%) per annum within (21) twenty-one days of receipt of notification intimating payment by the Lessor or reminder reminding payment due and payable by the Lessee, failing which, the management authority shall have the right to disconnect the power and power back-up after completion of said 21 days. The Lessee agrees to ensure that the making of payment for the electricity, only after receiving reminder does not become a practice for every month.

e)	The Lessee also agrees to pay for any transmission loss between the main meter and the sub meter provided to the Leased Premises caused by Lessee’s actions in proportion to the amounts payable by the Lessee upon receipt of a notice from Lessor setting forth such amount.

f)	The Lessor shall provide 360 KVA back up power including Power for High Side Air-conditioner through a common shared Diesel Generator for 24 hours a day and 7 days a week.

g)	In case Lessee requires additional back up power over and above 360 KVA,

Lessor shall provide the same as and when required by Lessee on the Lessee paying a refundable security deposit of Rs. 11,000/- (Rupees Eleven thousand only) per KVA of additional power back up. The Lessor shall refund 50% of such deposit to the Lessee at the time of termination of this Deed.
h)	Consumption Charges are payable by the Lessee as per the sub-meters installed by the Lessor at a rate of INR 15.00 (Rupees Fifteen only) Plus taxes if applicable per unit and is benchmarked to the current fuel costs i.e. INR.35.26 per litre. This charge is payable to the Maintenance service provider. The Maintenance service provider reserves the right to change the charge in proportion to any actual change in input costs. (E.g. increase in diesel prices, etc.).

i)	The further additional power (clause c above) and further power back-up (clause i above) will be provided subject to availability and after the feasibility of provision thereof by the Lessor is analysed.
VII.	LESSEE’S COVENANTS:

The Lessee hereby agrees and covenants as follows:
1.	To observe and perform all the terms, conditions, covenants and provisions of this Deed to be observed and performed by the lessee;

2.	The Lessee shall pay the said monthly rent to the Lessor, subject to deduction of income tax at source, as applicable under the Income Tax Act, 1961, within the time stipulated herein and issue appropriate TDS certificate to the Lessor for tax deducted at source. The Lessee shall issue TDS certificate once in every three months or within such period as may be prescribed under the Income Tax Act, 1961. The Lessee shall indemnify the Lessor against all actions, liabilities, cost, expenses incurred in consequence to Lessee failing to issue TDS certificate within the time stipulated above.

3.	The Lessee shall regularly pay the maintenance charges and charges for consumption of electricity at the time and in the manner aforesaid.

4.	The Lessee shall use the Leased Premises only for business and allied purposes and not for any other purpose

5.	The Lessee shall not do in or in relation to the Leased Premises any act, deed, matter or thing which may cause nuisance or annoyance to the other occupiers of the building in which the Leased Premises is situated.

6.	The Lessor shall not be responsible or liable for any theft, loss or destruction of any property of the Lessee lying in the Leased Premises, or for any bodily injury to any person during the occupation of the said Premises from any cause whatsoever unless it is directly attributable to negligent conduct on the part of the Lessor.
7.	The Lessee shall, subject to reasonable wear and tear and Force Majeure events keep the Leased Premises in good condition and take up minor repair works to ensure the same.

8.	The Lessee shall not in any manner carry out any unlawful, illegal or dangerous activity in the Leased Premises. The Lessee shall not store in the Leased Premises goods or merchandise which are hazardous, combustible or dangerous, other than cooking gas or those that are allowed under the law. However the Lessee shall be responsible to ensure that such cooking gas and materials permitted in law does not cause any loss or damage to the Building, property or the life of people in the Building.

9.	The Lessee agrees that upon reasonable notice in writing from Lessor, it shall permit the Lessor, its authorized agents or representatives to enter upon the Leased Premises at reasonable hours during normal business days, for inspecting the state and condition of Leased Premises or to carry out any repair or maintenance as the case may be, from time to time.

10.	The Lessee shall not effect any structural additions or alterations to the LEASED PREMISES.

11.	The Lessee shall deliver vacant possession of the Leased Premises to the Lessor on determination of the lease, in the same condition in which it was let out, except usual wear and tear, act of God or other irresistible force.

12.	The Lessee shall ensure and obtain insurance against Fire and other Hazards for the Assets owned by the Lessee and the Lessee shall regularly and punctually pay the insurance premium in respect of such insurance.

13.	The Lessee will indemnify, defend and hold the Lessor, and its employees and agents, harmless from any and all loss or damage which the Lessor may sustain by reason of claims brought against the Lessor alleging bodily injury or death to any person or damage to property to the extent that such loss or damage is caused by (a) the negligence or willful misconduct of the Lessee, or its employees or agents, in the use of the Leased Premises; or (b) the Lessee’s default under the terms of this Deed.
VIII	LESSOR’S COVENANTS:
The Lessor hereby agrees and covenants with the Lessee as follows:

1.	The Lessor confirms that they are the owners entitled to the Leased Premises and the Leased Premises is free from litigation and charges whatsoever. The Lessor confirms that the Lessor is absolutely entitled to lease the Leased Premises to the Lessee herein without any let or hindrance whatsoever from any person or party. The Lessor confirms that they have obtained all necessary permissions, sanctions and approvals from the appropriate authorities in respect of the occupation of the building and the Lessee shall be entitled to peacefully enjoy and occupy the Leased Premises and carry out its business without impediment, hindrance or interruption whatsoever during the entire duration of the lease and extensions thereof and the Lessor agrees to fulfill all the obligations binding upon them under this Deed and in the event of default thereof and in the event this covenant of the Lessor OR any of the representations made herein by the Lessor is found not to be true, the Lessor shall, without prejudice to the other rights of the Lessee, indemnify the Lessee against all consequences arising there from including damages, losses, costs or any other claims/actions, or proceedings by others in respect of the quiet and peaceful possession and enjoyment of the Leased Premises.

2.	The Lessor shall defend, indemnify, and keep indemnified the Lessee from and against any claim, liability, demand, loss, actions, proceedings, damage, judgment or other obligation or right of action, which may arise due to non-compliance with any term of this Deed or any statutory requirements, defect in title leading to the Lessee’s occupation being disturbed, interrupted or hampered in any manner whatsoever, relating to the Leased Premises and all portions thereof, for the intended use by the Lessee, so as to ensure that the Lessee can enjoy peaceful possession of the Leased Premises without any let or hindrance from any authority/ies or any other government or statutory bodies or misrepresentations of and by the Lessor.

3.	The Lessor will provide the Lessee with connected power as mentioned in clause VI above and 100% power back-up for the leased premises.

4.	The Lessor will be solely liable to pay all existing and future rates, taxes, cesses, assessments and outgoings in respect of the fully operational Leased Premises and the land on which it stands, including but not limited to, land tax, building tax, corporation and house tax, property tax, municipal tax etc., as applicable and will keep the Lessee fully indemnified against the same. However, in the event of any demand being raised for such property tax or any other amounts payable and the Lessor not taking steps to ensure that the same is paid, the Lessee shall be entitled and not obliged, to pay or cause to be paid the same and recover such amount/s from the rent due and payable to the Lessor under this deed.
5.	The Lessor will be solely liable to pay, all existing and future rates, taxes, cesses, assessments and out goings in respect of the Leased Premises and the land on which it stands, including but not restricted to, land tax, building tax, corporation and house tax, as applicable and will keep the Lessee fully indemnified against all these. The Lessee agrees that for the Term, it will be solely liable to pay service tax, and other taxes as applicable and made payable on the Lease as per notification, rule and enactment of appropriate government, on the Leased Premises.

6.	The Lessee shall be at liberty to make improvements within the Leased premises and make such non-structural alterations within the Leased premises as are required for its business purposes, provided the Lessee removes the same before handing over possession of the Leased Premises and further provided the Lessee does not cause any damage to the Leased Premises. The Parties hereby agree that any such improvements or alterations shall conform to all applicable local municipal and building regulations. Any permissions or authorisations required to be obtained for such improvements or alterations shall be Lessee’s sole responsibility, provided that the Lessor shall, at Lessee’s cost, provide any assistance or no-objection required for the procurement of such permissions or authorisations.

7.	The Parties agree that any equipment or material added to the Leased Premises in pursuance of the improvements and alterations provided for above (the “Lessee Improvements”) shall be the sole property of Lessee. The Lessee may, at the expiry or earlier termination of the Deed of Lease remove and take the same from the Leased Premises, and thereafter reinstate the Leased Premises to its original condition, normal wear and tear excepted. The Lessee can also sell it to the Lessor at a price mutually acceptable to both parties.

8.	The Lessee paying the rent and other charges payable, if any, as per this Deed of Lease regularly and duly observing and performing the terms and conditions hereof, will be entitled to quiet and peaceful possession and enjoyment of the Leased Premises during the subsistence of the lease without any obstruction, interruption or disturbance from the Lessor, or any person claiming through or in trust for the Lessor or otherwise.

9.	In case any structural repairs need to be carried out on the Leased Premises during the subsistence of this lease, the Lessee shall request the Lessor to do so and the

Lessor shall within a period of 30 days of receipt of such request carryout such repairs at its cost, thereby ensuring that the Lessee’s business is not in any way affected.
10.	The Lessor shall ensure and obtain adequate insurance cover against any damage to the Building including Leased Premises and fitouts as is normally provided for comparable Buildings in the market for the full replacement value of the Building, fitouts and the surrounding infrastructure and the Lessor shall regularly and punctually pay the insurance premium in respect of such insurance. The Lessor shall keep such insurance in force for the entire duration of this lease and extensions thereof. The Parties confirm that in the event of an accident or fire or damage for any reason resulting in any loss, financial or otherwise to either party or to third parties, both parties agree to take up the matter with their respective insurance companies through the insurance cover (including, where applicable, third party liability).

11.	The Lessor shall allow the Lessee to display its name plate on the spaces allotted to all the other tenants like the common building directory, respective floor levels or any other spaces as mutually agreed upon agreed between the Lessor and the Lessee. All costs related to installation and maintenance of the signage shall be borne by the Lessee.

12.	The Lessor will provide the Lessee with unlimited access to the leased premises and common areas including parking, 24 hours per day and 7 days per week, 365 days a year of operations and support services including electricity, water, air conditioning, power back up, security and lifts.

13.	The Lessee shall have the right to Sub lease or assign the Deed, all or any portion of the Leased Premises to its subsidiaries, parent companies, subsidiaries of Parent Companies or other concerns under same management, without the prior written consent of the Lessor, however with intimation to the Lessor in that regard. Further, the Lessee may Sub-lease the Leased Premises only during the lock in period to any third party with the prior written consent of the Lessor, which consent the Lessor shall not unreasonably withhold. However, the Lessee will continue to be responsible for all the obligations and performance under the Deed. In case of sub-lease to third party, it is agreed that the Lessor has the option to terminate the Lease without demanding the rent for the remaining Lock in period.

IX.	EXTENSION OF LEASE:
10 (ten) months prior to the expiry of the Second Renewed Term mentioned in clause II (4) above, the Lessee desirous of extension of lease of the Leased Premises for further period/s shall issue written notice to the Lessor expressing its intention for such renewal and 6 months prior to date of expiry of second renewed term, the Lessee shall complete the process of renewal of Lease which is including but not limited to execution and registration of Lease Deed incorporating terms and conditions as may be mutually agreed upon between the Lessor and the Lessee.
X.	THE LESSOR AND THE LESSEE MUTUALLY AGREE AS FOLLOWS:
1.	FORCE MAJEURE EVENTS:

In the event the Leased Premises or any portion thereof is rendered useless, uninhabitable or waste due to any reason not attributable to acts or omissions on the part of the Lessor or the Lessee, but due to damage by fire, tempest, earthquake, mob or any violence, act of God and other irresistible force, then the following consequences would apply:
a)	The Lessee shall not be liable to pay any rent or any other amount payable in respect of the Leased Premises proportionate to the portion of the Leased Premises which has been rendered useless, uninhabitable or waste, for the period during which that portion of the Leased Premises is rendered useless, uninhabitable or waste. The extent of uselessness, un-habitableness or waste shall be mutually decided by the authorised representatives of the Lessor and the Lessee.

b)	The Lessee shall be entitled to terminate the lease at any time if non-performance of the Lessor’s obligations due to a Force Majeure event extends beyond ninety (90) days or the Lessor commits a breach of any material term of the Deed.

c)	The provision of lock in period shall not apply in the event of termination of lease as mentioned above and the Lessor shall not be entitled to demand payment of rents for the remaining lock in period in the event of such termination.

d)	The Lessor and the Lessee will bear their own costs in terms of the loss to their own belongings, in the event of occurrence of any of the FORCE MAJEURE events.

XI.	ATTORNMENT OF TENANCY:
The Lessor has the right to sell or transfer the Leased Premises subject to the purchaser being bound by all of the terms and conditions of the Deed. Subject to the purchaser agreeing in writing to be bound by all of the terms and conditions of the Deed, including the provisions related to the refund of the interest free refundable security deposit and on the Lessor making available confirmation from the new landlord who has purchased the Leased Premises along with its attornment for transferring the tenancy in favour of the new landlord, the Lessor shall stand released of its obligations under the Deed. The attornment shall be subject to the condition precedent that the leasehold rights of the Lessee shall always remain protected.

XII.	RENTAL DISCOUNTING

The Lessor shall be entitled to seek a rental discounting facility or create a mortgage of the Leased Premises or any part thereof in favour of a bank or financial institution, provided such mortgage shall not in any manner affect the rights of the Lessee to use and occupy the Leased Premises during the Term, and provided that (i) such arrangement shall be made with a bank or financial institution; (ii) the Lessor shall provide the Lessee with details as regards the entity in whose favour the office space Rent and any other sums hereunder are payable; and (iii) the Lessor shall discharge the Lessee from all claims under this Deed on payment of the Rent and such other sums to the identified entity. In the event such bank or financial institution requires any no-objection letter for these purposes, the Lessee shall provide the same. The Lessee shall issue the cheques for the payments in favour of the designated bank or financial institution to the Lessor, without in any manner creating any obligation whatsoever on the Lessee and in favour of the bank or financial institution. The said cheque will be issued to the Maintenance Service Provider.

XIII	MISCELLANEOUS:

1. SERVICE OF NOTICES:

Any notice required to be served under this Deed of Lease by either party on the other shall be deemed to have been served if the same is sent to the above said address:
a)	By registered post acknowledgement due at the address of such other party; or

b)	By any other mode or means as may be acceptable in accordance with any law prevailing at the time the notice is sent.

2. TERMINATION:
a)	Subject to the right of the Lessee to terminate the lease under this Deed in terms of clause VIII (1) above and also due to occurrence of force majeure events in terms of clause X (1) (b) above, the Lessee shall otherwise be entitled to terminate this lease, at any time after the initial 48 (forty eight) months lock in period comprised in the Initial Term, during the remaining initial term of this lease or extensions thereof by giving the Lessor three months advance notice without assigning any reason whatsoever. It is agreed that the notice to terminate can also be provided during the Last three months of Lock in period i.e. from the 46th month from the Lease commencement date.

b)	In the event of non payment of rent and or maintenance charges by the Lessee for consecutive period of two months or any other breach of any of the terms of this Deed by the Lessee, the Lessor shall give a written notice of 30 (thirty) days to the Lessee to pay the unpaid rent or remedy the breach within the notice period. If the Lessee does not pay the unpaid rent or remedy the breach within the notice period, the Lessor will be entitled to terminate the Lease. Upon such termination during the lock-in period, the Lessee will be liable to pay the rent for the residue of the Lock-In Period.

c)	In the event of premature termination of the Deed by the Lessee during the lock-in period, there being no breach or default whatsoever on the part of the Lessor and/or their being no occurrence of force majeure events and /or if the Deed is terminated due to the material breach of the Lessee, the Lessee undertakes to and shall be liable to pay the rent for the Leased Premises for the remaining of the lock in period.

d)	If the termination is caused within the lock in period due to material breach by the Lessor of the terms of this Deed and its obligation under this Deed or due to occurrence of force majeure events, the Lessee will not be required to pay the rent of the remaining lock in period.

e)	Notwithstanding whatever is mentioned above, in the event of a breach by the Lessor, the Lessee will give a notice to the Lessor to remedy the breach within the notice period of 30 (thirty) days and in the event of the Lessor not being able to remedy the breach within the notice period, the Lessee will be entitled to terminate the Deed of Lease. Upon such termination during the Lock-In Period, the Lessee will not be liable to pay the rent for the residue of the Lock-In Period and the rent for the 30 (thirty) days notice period. If the termination is effected after the lock in period, the Lessee shall not be liable to rent for the said 30 days notice period. This right is apart from, Lessee’s right to specifically enforce the Lessor’s obligation under the Deed.
3. EFFECT OF NON ENFORCEMENT OF ANY PROVISION:
The non-enforcement of any provision of this Deed of Lease by any party hereto shall not constitute a waiver of the right of such party to enforce such provision nor shall it be construed as a waiver of any other breach of the provisions contained herein.
4. MODIFICATION/VARIATION:
No change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this lease and signed by both the parties.
5. GENERAL:
This deed is executed in duplicate. The original shall be retained by the Lessee and the duplicate shall be retained by the Lessor.
6. DISPUTE RESOLUTION:
In case of any disputes arising from or out of the terms and conditions of this Deed, the Courts at Bangalore alone shall have jurisdiction.
7. STAMP DUTY AND REGISTRATION CHARGES AND EXPENSES:
The cost of stamp duty and registration charges in connection with execution and registration of this Lease and the renewed Lease shall be borne by the Lessee.
8. HEADINGS / TITLES:
The headings/titles to the clauses of this Deed of Lease are given only for quick reference, and the same shall have no effect on the construction or interpretation of this Deed to Lease.
9. SEVERABILITY:
If any provision of this Deed of Lease is held invalid, void or illegal then such order or pronouncement shall in no way affect, impair or invalidate any of the other provisions hereof and such other provisions shall remain in full force and effect.

SCHEDULE
Office Space admeasuring a rentable area of 35,979 sq. ft. comprising the 4th floor of Wing A, Office 1, ‘Salarpuria Softzone’, having khath number 799/80/1, 81/1 and 81/2 issued by Bangalore City corporation and which is constructed at Survey No.80/1, 81/1 & 81/2, Bellandur village, Varthur Hobli, Bangalore 560 037, being the fully operational, furnished, plug and play office space ALONG WITH amenities and services inclusive of proportionate share in common areas such as passages, lobbies, lifts, staircases and other areas of common use with 20 (Twenty) earmarked car parking spaces (70% of the car parking spaces shall be covered car parking spaces). The warm shell specifications of the Leased Premises are as detailed in Annexure A to this Deed. The specifications of the fit outs in the Leased Premises is as detailed in Annexure B to this Deed. The description of the maintenance services to be provided by the Lessor is as detailed in Annexure C to this Deed
Along with:
I.	Power, water and sanitation amenities

II.	Right of free ingress to and egress from the office space, car parking spaces and

III.	Access to common areas and amenities

IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS DEED OF LEASE ON THE DATE FIRST HEREINABOVE MENTIONED IN THE PRESENCE OF WITNESSES:
     WITNESSES:
1. Lessor

For Salarpuria Softzone:
/s/ Bijay Kumar Agarwal
Blue Heaven Griha Nirman Pvt. Ltd.
Partner

MAINTENANCE SERVICE PROVIDER For SPPL Property Management Pvt. Ltd.
/s/ Pradeep Kumar Dhandhania
Director

2. Lessee

FOR AVENTAIL INFO TECH PVT. LTD.
/s/ Robert D. Selvi

/s/ Rob Knauff

/s/ Frederick M. Gonzalez

ANNEXURE A
SPECIFICATION OF THE LEASED PREMISES
(Warm Shell Specifications)
1. Power:
360 Kva Raw Power at no extra cost and additional raw power on payment of Refundable Security Deposit as outlined in Clause VI 1) b).
2. Power Back-up:
360 KVA power back-up with additional power back up on payment of Refundable Security Deposit as outlined in Clause VI 1) h).
3. Air Conditioner:
High Side Air conditioner Screw Chiller Panels will be connected and the operating cost of the chillers will be billed in proportion to the area, which would be billed separately at actual. Bus Duct / cables up to Leased Premises.

2 Nos. AHU (along with the BTU meters)

AHU 1 43 TR	16400 cfm
AHU 2 46 TR	21500 cfm
4. Toilets:
Toilets with necessary water and sanitary connections till the floor level with walls shall be provided by the Lessor along with all sanitary fittings and Fixtures in the internal toilets.

ANNEXURE B
1.	Design Plan including the plan for car parking allocated to the Lessee.

3.	List of Vendors mutually agreed upon by the Lessor and the Lessee. Any changes in the Vendors should have the prior written consent of the Lessee.

4.	Design plan demarcating fully fitted out space and partially fitted out space and specifications of fit outs to be provided by the Lessor for fully fitted out space (22,800 sq ft) and partially fitted out space (13,179 sq ft).

4.	List of Deliverables on handover Enclosed

ANNEXURE C
Scope of Maintenance
Services for Common Area and Amenities by M/s SPPL Property Management (P) Ltd.,
Activity / Services
1.	SECURITY
•	Supervisor,

•	Guards
2.	HOUSE KEEPING
•	Supervisor,

•	House keep,

•	Equipment and Material,

•	Sump Cleaning (6 monthly),

•	Overhead tank cleaning (3 monthly),

•	Façade cleaning,

•	Pest Control.
3.	OPERATION STAFF
•	Premises / Facility Manager,

•	Sr. Electrician,

•	DG Operation / Electrician,
4.	Insurance as per the Deed

5.	HORTICULTURE
•	Gardner,

•	Fertilizers,

•	Equipments.
6.	Civil and Miscellaneous Maintenance.

7.	PLUMBING AND SANITARY
•	Plumber,

•	Water charges.
8.	ELECTRIC MAINTENANCE
•	Power consumption charges for common area,

•	Bulb and tubes and other materials in common areas.

•	Payment of electric charges to BESCOM after collecting from occupants of the Premises.

•	Generator Maintenance and monthly bill as per Deed of Lease

•	Chillers unit maintenance
9.	LIFTS